U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 5, 2008

NORTHERN ETHANOL, INC.

(Exact name of small business issuer as specified in its charter)

Delaware	000-51564	34-2033194
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

193 King Street East

Suite 300

Toronto, Ontario, M5A 1J5, Canada

(Address of principal executive offices)

(416) 366-5511

(Issuer’s Telephone Number)

Item 1.01 Entry into a Material Definitive Agreement

On May 5, 2008, a Phase 2 Development Agreement between Northern Ethanol (Sarnia), Inc., an Ontario corporation and a wholly owned subsidiary of our Company, and Delta-T Corporation (“Delta”), a Virginia corporation, became effective (the “Phase 2 Agreement”). This agreement was executed on April 4, 2008, but did not become effective until we paid a $200,000 non-refundable fee to Delta, which was made May 5, 2008.

We had previously reported on March 12, 2008 in a Form 8-K filing that we had entered into a term sheet with SK Engineering & Construction Co. Ltd. (“SK E&C’) of Seoul, South Korea for the development of an engineering, procurement and construction (“EPC”) contract relating to our proposed ethanol plant to be located in Sarnia, Ontario, Canada. Under this Phase 2 Agreement, Delta will provide a preliminary site layout, a preliminary mass and energy balance and a preliminary process flow diagram for the proposed plant, as well as process emissions data to assist with environmental permitting, system design specifications and a basic process engineering package suitable to allow SK E&C to develop an EPC contact price. Pursuant to the term sheet with SK E&C, we expect to receive the EPC contract price from SK E&C within 5½ months of executing the Phase 2 Agreement. A further non-refundable fee of $200,000 is required to be paid to Delta on delivery of the basic process engineering package. We are also responsible to reimburse Delta for all travel and related expenses incurred in connection with this Phase 2 Agreement. Delta’s sole remedy in the event that we breach the Phase 2 Agreement is limited to the non-refundable fees of $400,000.

The relationship between Delta and us is deemed exclusive during the five-year term of the Phase 2 Agreement. We have agreed to use our best efforts to enter into an EPC contract or a technology agreement with Delta at our Sarnia location and if we fail to do so, to give them a first right of refusal for 60 days to assume any agreement made with another ethanol plant technology vendor.

Item 9.01. Exhibits.

Number	Exhibit

10.22	Project Development Agreement Phase 2 between Northern Ethanol (Sarnia) Inc. and Delta-T Corporation, Inc. dated April 4, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 8, 2008	NORTHERN ETHANOL, INC.
(Registrant)

By:s/ Gord Laschinger______________
Gord Laschinger ,
Chief Executive Officer

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